EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is between Rackspace US, Inc. ("Company") and Alex Pinchev (“Employee”).

1.	TERM OF EMPLOYMENT

This Agreement commences January 1, 2016 (“Effective Date”), and ends on March 31, 2019 (the
"Employment Period").

2.	TITLE AND EXCLUSIVE SERVICES

(a)
Title and Duties. Employee’s title is EVP and President of Global Sales and Field Marketing, reporting to the President or Chief Executive Officer. Employee will perform job duties that are usual and customary for this position. This position will be based in Florida. The Company reserves the right to assign to the Employee duties of a different nature, either additional to, or instead of, those referred to above, it being understood that Employee will not be assigned duties which Employee cannot reasonably perform, nor will he be assigned duties not commensurate with his qualifications and experience.

(b)
Exclusive Services. Employee shall not be employed or render services elsewhere during the Employment Period. Provided, however, that Employee may continue to serve as a member of any and all of the Boards of Directors and Advisory Boards on which he serves as of the Effective Date of this Agreement. Employee agrees that after the Effective Date of this Agreement and through the Employment Period, he will secure the approval of the President or CEO before agreeing to serve as a member of any additional Boards of Directors or Advisory Boards. Such approval shall not be unreasonably withheld. Notwithstanding the foregoing, Employee’s service on any boards is subject to the policy and process set forth in the Company’s Code of Conduct and the Private Company Investment and Advisory Services Policy.

3.	COMPENSATION AND BENEFITS

(a)
Base Salary. Employee shall be paid an annual base salary of Five Hundred Thousand Dollars ($500,000) and shall be eligible for increases in base salary consistent with Company’s ordinary compensation cycles and process.

(b)
Bonus. Employee is eligible for an annualized bonus target of 80% of annual base salary, subject to the Rackspace Cash Bonus Plan and as approved by the board of directors or compensation committee. One-half (1/2) of the bonus eligibility will be based on the corporate bonus plan, as specified in the plan and approved by the board of directors or compensation committee; 1/2 of the bonus eligibility will be based on commissions from attainment of sales quota targets as agreed by the parties in writing.

(c)	Signing Bonus. Employee will be paid a Signing Bonus of Four Hundred Thousand Dollars ($400,000), less ordinary withholdings, within thirty (30) days from the Effective Date of this agreement.

(d)
Retention Bonuses. On the first (1st) payroll period occurring after the first (1st) anniversary of the Effective Date, Employee will be paid a lump sum retention bonus of Four Hundred Thousand Dollars ($400,000), less ordinary withholdings. Employee’s entitlement to this Retention Bonus is contingent upon his continued employment with the company through the first anniversary of the Effective Date.

(e)	Equity. In consideration for signing this Agreement, Employee is eligible for equity grants as set forth on Exhibit A.

(f)
PTO. Employee is eligible for PTO (paid time off) on terms at least as favorable as provided to any other executive officer of the Company, but in no event less than four (4) weeks of vacation per year.

(g)
Employment Benefit Plans. Employee may participate in employee benefit plans, policies, programs, or perquisites in which other similarly situated employees may participate, according to the terms of applicable policies and as stated in the Employee Handbook, on terms at least as favorable as provided to any other executive officer of the Company. Employee acknowledges receipt of the Employee Handbook available on the intercompany website and will review and abide by its terms.

(h)	Expenses. Company will reimburse Employee for business expenses pursuant to Company policy.

(i)	Indemnification. Employee will be indemnified pursuant to the terms of the Company’s Director and Officer Indemnification Agreement attached as Exhibit B.

4.	NONDISCLOSURE OF CONFIDENTIAL INFORMATION

(a)
Company has provided and will continue to provide to Employee confidential information and trade secrets including but not limited to Company’s operational, sales, marketing, personally identifiable information about employees, employee contact information and/or materials used for training and or/employee development, and engineering information, customer lists, business contracts, partner agreements, pricing and strategy information, product and cost or pricing data, compensation information, strategic business plans, budgets, financial statements, and other information Company treats as confidential or proprietary (collectively the “Confidential Information”). This section is not intended to limit Employee’s rights to discuss Employee’s compensation or other terms and conditions of employment as allowed by law. Employee acknowledges that such Confidential Information is proprietary and agrees not to disclose it to anyone outside Company except to the extent that (i) it is necessary in connection with performing his duties; (ii) Employee is required by court order to disclose the Confidential Information, provided that Employee shall promptly inform Company, shall cooperate with Company to obtain a protective order or otherwise restrict disclosure, and shall only disclose Confidential Information to the minimum extent necessary to comply with the court order. Employee agrees to never use Confidential Information in competing, directly or indirectly, with Company. When employment ends, Employee will immediately return all Confidential Information to Company.

(b)	The terms of this Section 4 shall survive the expiration or termination of this Agreement for any reason.

5.	NON-HIRE OF COMPANY EMPLOYEES

(a)
To further preserve the Confidential Information, during employment and for twelve (12) months after employment ends (“Non-Hire Period”), Employee will not, directly or indirectly, (i) hire or engage any current employee of Company, including anyone employed by or providing services to Company within the 6-month period preceding Employee’s last day of employment or engagement; (ii) solicit or encourage any employee to terminate employment or services with Company; or (iii) solicit or encourage any employee to accept employment with or provide services to Employee or any business associated with Employee.

(b)	The terms of this Section 5 shall survive the expiration or termination of this Agreement for any reason.

6.	NON-SOLICITATION OF CUSTOMERS

(a)	To further preserve the Confidential Information, Employee agrees not to solicit Company’s customers for twelve (12) months after employment ends (the “Non-Solicitation Period”).

(b)	The terms of this Section 6 shall survive the expiration or termination of this Agreement for any reason.

7.	NON-COMPETITION AGREEMENT

(a)
To further preserve the Confidential Information, Employee agrees that during employment and for twelve (12) months after employment ends (the “Restricted Period”), Employee will not work, as an employee, contractor, officer, owner, consultant, or director, in any business anywhere in the world that sells. hosting and information technology services substantially similar to those service provided by the Company, namely (i) provisioning, hosting, management, monitoring, supporting, or maintenance of applications, computer servers (whether dedicated, shared or virtual) and network connectivity in a datacenter for remote use via the Internet, (ii) hosted email, storage, collaboration, computer, virtual networking and similar services, and (iii) all similar related services, all of the foregoing being defined for the purposes of this Agreement as "Hosting.”

(b)	The terms of this Section 7 shall survive the expiration or termination of this Agreement for any reason.

8.	TERMINATION

This Agreement may be terminated by mutual written agreement or:

(a)	Death. The date of Employee’s death shall be the termination date.

(b)
Disability. Company may terminate this Agreement and/or Employee’s employment if Employee is unable to perform the essential functions of his full-time position for more than 180 days in any 12 month period, subject to applicable law.

(c)	Termination By Company. Company may terminate employment with or without Cause and determine the termination date. “Cause” means:

(i) willful misconduct, including, without limitation, violation of sexual or other harassment policy, gross negligence, misappropriation of or material misrepresentation regarding property of Company, other than customary and de minimis use of Company property for personal purposes, as determined in the discretion of Company, or failure to take reasonable and appropriate action to prevent material injury to the financial condition, business or reputation of the Company;

(ii) non-performance of duties (other than by reason of disability);

(iii) failure to follow lawful directives of the Company or consistent failure to meet reasonable performance objectives agreed to by the parties in writing following a written warning and opportunity to cure for one quarter.

(iv) a felony conviction or indictment, a plea of nolo contendere by Employee, or other conduct by Employee that has or would result in material injury to Company’s reputation, including indictment or conviction of fraud, theft, embezzlement, or a crime involving moral turpitude;

(v) a material breach of this Agreement; or

(vi) a significant violation of Company’s employment and management policies.

(d)
Termination by Employee For Good Reason. Employee may terminate his employment at any time for “Good Reason,” which is: (i) Company’s repeated failure to comply with a material term of this Agreement after written notice by Employee specifying the alleged failure; (ii) without Employee’s express written consent, a substantial and unusual reduction in Employee’s responsibilities and authority; (iii) without Employee’s express written consent, a change in reporting structure such that Employee no longer reports to the President or CEO;; or (iv) any purported termination of Employee’s employment by the Company for cause, which cause is found by an arbitrator or court of competent jurisdiction not to be valid. Notwithstanding section (d)(iii), Employee shall not have good reason to terminate if the change in reporting structure follows a change in control and the change in the reporting structure results in Employee reporting to the head of a division of an acquisition entity which is comparable to reporting to the President or CEO of the Company prior to a Change in Control. If Employee elects to terminate his employment for “Good Reason,” Employee must first provide Company written notice within thirty (30) days, after which Company shall have sixty (60) days to cure. If Company has not cured and Employee elects to terminate his employment, he must do so within ten (10) days after the end of the cure period.

9.	COMPENSATION UPON TERMINATION

(a)
Death. Company shall, within 30 days, pay to Employee’s designee or, if no person is designated, to Employee’s estate, Employee’s accrued and unpaid Base Salary and bonus, subject to the terms of any applicable bonus plan, through the date of termination, and any payments required under applicable employee benefit plans.

(b)
Disability. Company shall, within 30 days, pay all accrued and unpaid base Salary and bonus, subject to the terms of any applicable bonus plan, through the termination date and any payments required under applicable employee benefit plans.

(c)
Termination By Company For Cause: Company shall, within 30 days, pay to Employee his accrued and unpaid Base Salary through the termination date and any payments required under applicable employee benefit plans.

(d)	Termination With Severance.

(a.)
Termination By Company Without Cause or by Employee for Good Reason - Severance: If Company terminates employment without Cause and not by reason of death or disability, or if Employee terminates employment for Good Reason, Company will pay the accrued and unpaid Base Salary through the termination date and any payments required under applicable employee benefit plans. In addition, if Employee signs a Severance Agreement and General Release of claims in a form satisfactory to Company, Company will (i) pay to Employee, in periodic payments in accordance with ordinary payroll practices and deductions, Employee’s current Base Salary for twelve (12) months (the “Severance Payments” or “Severance Pay Period”), and (ii)pay Employee an additional amount in a lump sum, less applicable federal and state withholdings and other ordinary payroll deductions, which represents the estimated amount that you may be required to pay for election of benefits under COBRA (Consolidated Omnibus Budget Reconciliation Act) for approximately twelve (12) months.

(b.)	Employment by Competitor or Re-hire During Severance Pay Period:

(i) If Employee competes with Company, or is hired or engaged in any capacity by any competitor of Company (to be determined in Company’s discretion), during any Severance Pay Period, then the Severance Payments shall cease. The foregoing shall not affect Company’s right to enforce the Non-Compete pursuant to Section 7. For purposes of this sub-section, a “competitor” of Company means: any business anywhere in the world that sells Hosting as defined in Section 7.

(ii) If Employee is rehired by Company or employed by or performing services in any non-competitive capacity or business during any Severance Pay Period, the Severance Payments shall cease.

(e)
Expiration of Agreement/End of Employment. The parties agree that this Agreement is for a fixed term through March 31, 2019. Unless otherwise terminated as specifically provided herein, the Agreement shall expire on March 31, 2019, employment shall end on that date, and no severance of other compensation shall be due, unless otherwise agreed by the parties.

10.	OWNERSHIP OF MATERIALS

Employee agrees that all inventions, improvements, discoveries, designs, technology, and works of authorship (including but not limited to computer software) made, created, conceived, or reduced to practice by Employee, whether alone or in cooperation with others, during employment, together with all patent, trademark, copyright, trade secret, and other intellectual property rights related to any of the foregoing throughout the world, are among other things works made for hire and belong exclusively to the Company, and Employee hereby assigns all such rights to the Company. Employee agrees to execute any documents, testify in any legal proceedings, and do all things necessary or desirable to secure Company’s rights to the foregoing, including without limitation executing inventors’ declarations and assignment forms. If there is a separate signed agreement between Employee and the Company including terms directly related to intellectual property rights, then the intellectual property terms of that agreement shall control.

11.	PARTIES BENEFITED; ASSIGNMENTS

This Agreement shall be binding upon Employee, his heirs and his personal representative or representatives, and upon Company and its respective successors and assigns. Neither this Agreement nor any rights or obligations hereunder may be assigned by Employee, other than by will or by the laws of descent and distribution.

The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization, acquisition or otherwise) to all or substantially all of the business or assets of the Company, to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization, acquisition or otherwise (and such successor will thereafter be deemed the “Company” for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company.

12.	GOVERNING LAW

This Agreement shall be governed by the laws of the State of Texas and Employee expressly consents to the personal jurisdiction of the Texas state and federal courts for any lawsuit relating to this Agreement.

13.	DEFINITION OF COMPANY

“Company” shall include Rackspace US, Inc., and its past, present and future divisions, operating companies, subsidiaries, affiliates and successors.

14.	LITIGATION AND REGULATORY COOPERATION

During and after employment, Employee shall reasonably cooperate in the defense or prosecution of claims, investigations, or other actions which relate to events or occurrences during employment. Employee’s cooperation shall include being available to prepare for discovery or trial and to act as a witness. Company will pay an hourly rate (based on Base Salary as of the last day of employment) for cooperation that occurs after employment, and reimburse for reasonable expenses, including travel expenses, reasonable attorneys’ fees and costs.

15.	DISPUTE RESOLUTION

(a)
Injunctive Relief: Employee agrees that irreparable damages to Company will result from Employee's breach of this Agreement, including loss of revenue, loss of goodwill associated with Employee as a result of employment, and/or loss of the benefit to Company of any training, confidential, and/or trade secret information provided to Employee, and any other tangible and intangible investments made to and on behalf of Employee. A breach or threat of breach of this Agreement shall give the non-breaching party the right to seek a temporary restraining order and a preliminary or permanent injunction enjoining the breaching party from violating this Agreement in order to prevent immediate and irreparable harm. The breaching party shall pay to the non-breaching party reasonable attorneys’ fees and costs associated with enforcement of this Agreement, including any appeals. Pursuit of equitable relief under this Agreement shall have no effect regarding the continued enforceability of the Arbitration Section below. Remedies for breach under this Section are cumulative and not exclusive; the parties may elect to pursue any remedies available under this Agreement.

(b)
Arbitration: The parties agree that any dispute or claim, that could be brought in court including discrimination or retaliation claims, relating to this Agreement or arising out of Employee's employment or termination of employment, shall, upon timely written request of either party, be submitted to binding arbitration, except claims regarding: (i) workers’ compensation benefits; (ii) unemployment benefits; (iii) Company’s employee welfare benefit plans, if the plan contains a final and binding appeal procedure for the resolution of disputes under the plan; (iv) wage and hour disputes within the jurisdiction of any state Labor Commissioner; and (v) issues that could be brought before the National Labor Relations Board or covered by the National Labor Relations Act. This Agreement is not intended to prohibit the Employee from filing a claim or communicating with any governmental agency including the Equal Employment Opportunity Commission, the National Labor Relations Board or the Department of Labor. The arbitration shall be conducted in San Antonio, Texas. The arbitration shall proceed in accordance with the National Rules for Resolution of Employment Disputes of the American Arbitration Association (“AAA”) in effect at the time the claim or dispute arose, unless other rules are agreed upon by the parties. Unless agreed to in writing, the arbitration shall be conducted by one arbitrator from AAA or a comparable arbitration service, and who is selected pursuant to the National Rules for Resolution of Employment Disputes of the AAA, or other rules as the parties may agree to in writing. Any claims received after the applicable statute of limitations period shall be deemed null and void. The parties further agree that by entering into this Agreement, the right to participate in a class or collective action is waived. CLAIMS MAY BE ASSERTED AGAINST THE OTHER PARTY ONLY IN AN INDIVIDUAL CAPACITY AND NOT AS A PLAINTIFF OR CLASS MEMBER IN ANY PURPORTED CLASS OR REPRESENTATIVE PROCEEDING. Further, unless the parties agree otherwise, the arbitrator may not consolidate more than one person's claims, and may not otherwise preside over any form of a representative, collective or class proceeding. If this specific provision is found to be unenforceable, then the entirety of this arbitration provision shall be null and void. The arbitrator shall issue a reasoned award with findings of fact and conclusions of law. Either party may bring an action in any court of competent jurisdiction to compel arbitration under this Agreement, or to enforce or vacate an arbitration award. However, in actions seeking to vacate an award, the standard of review to be applied by said court to the arbitrator’s findings of fact and conclusions of law will be the same as that applied by an appellate court reviewing a decision of a trial court sitting without a jury, unless state law requires otherwise.

Company will pay the actual fee for the arbitrator and the claimant’s filing fee. Each party will pay their own attorneys’ fees and other expenses; provided, however, that in the event the Employee prevails in the arbitration, the Company shall reimburse Employee for his reasonable attorneys’ fees and other costs incurred in connection with the arbitration.

16.	REPRESENTATIONS AND WARRANTIES OF EMPLOYEE

Employee shall keep all terms of this Agreement confidential, except as may be disclosed to Employee’s spouse, accountants or attorneys. Employee represents that he is under no contractual or other restriction inconsistent with the execution of this Agreement, the performance of his duties hereunder, or the rights of Company. Employee authorizes the Company to inform any prospective employer of the existence and terms of this Agreement without liability for interference with Employee’s prospective employment. Employee represents that he is under no disability that prevents him from performing the essential functions of his position, with or without reasonable accommodation.

17.	SECTION 409A COMPLIANCE

Payments under this Agreement (the “Payments”) shall be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A, the Regulations, applicable case law and administrative guidance. All Payments shall be deemed to come from an unfunded plan. Notwithstanding any provision in this Agreement, all Payments subject to Section 409A will not be accelerated in time or schedule. Employee and Company will not be able to change the designated time or form of any Payments subject to Section 409A. In addition, all Severance Payments that are deferred compensation and subject to Section 409A will only be payable upon a "separation from service" (as that term is defined at Section 1.409A-1(h) of the Treasury Regulations) from the Company and from all other corporations and trades or businesses, if any, that would be treated as a single "service recipient" with the Company under Section 1.409A-1(h)(3). All references in this Agreement to a termination of employment and correlative terms shall be construed to require a "separation from service".

18.	MISCELLANEOUS

This Agreement is not effective unless fully executed by all parties, including the President and CEO or authorized officer of the Company, and approved by the board of directors or compensation committee as required by Company. This Agreement contains the entire agreement of the parties on the subject matters in this agreement and supersedes any prior written or oral agreements or understandings between the parties except as noted in Section 10 above. No modification shall be valid unless in writing and signed by the parties. This Agreement may be executed in counterparts, a counterpart transmitted via electronic means, and all executed counterparts, when taken together, shall constitute sufficient proof of the parties’ entry into this Agreement. The parties agree to execute any further or future documents which may be necessary to allow the full performance of this Agreement. The failure of a party to require performance of any provision of this Agreement shall not affect the right of such party to later enforce any provision. A waiver of the breach of any term or condition of this Agreement shall not be deemed a waiver of any subsequent breach of the same or any other term or condition.

If any provision of this Agreement shall, for any reason, be held unenforceable, such unenforceability shall not affect the remaining provisions hereof, except as specifically noted in this Agreement, or the application of such provisions to other persons or circumstances, all of which shall be enforced to the greatest extent permitted by law. Company and Employee agree that the restrictions contained in Section 4, 5, 6, and 7, are reasonable in scope and duration and are necessary to protect Confidential Information. If any restrictive covenant is held to be unenforceable because of the scope, duration or geographic area, the parties agree that the court or arbitrator may reduce the scope, duration, or geographic area, and in its reduced form, such provision shall be enforceable. Should Employee violate the provisions of Sections 5, 6, or 7, then in addition to all other remedies available to Company, the duration of these covenants shall be extended for the period of time when Employee began such violation until he permanently ceases such violation. The headings in this Agreement are inserted for convenience of reference only and shall not control the meaning of any provision hereof.

Upon full execution by all parties, this Agreement shall be effective on the later date of the two signature dates below.

EMPLOYEE:
	/s/ Alex Pinchev	Date:	December 1, 2015
Alex Pinchev

COMPANY:
	/s/ William Taylor Rhodes	Date:	December 2, 2015
Rackspace US, Inc.
By:	William Taylor Rhodes
Its:	President and Chief Executive Officer

Exhibit A

1.Recruiting Grants: In the Q1 2016 Equity cycle, management of the Company will recommend to the Compensation Committee that the Employee be granted equity awards with an aggregate accounting value of approximately Five Million Dollars ($5,000,000). The Compensation Committee has final authority over this award, and must issue final approval for it to be granted. The awards would consist of two separate grants (together, the “Recruiting Grants”), the terms of which are summarized below:

a)Restricted Stock Units (“RSUs”) with a grant date accounting value of approximately Four Million Dollars ($4,000,000). These RSUs would vest approximately one-third (⅓) on November 15, 2016; one-third (⅓) on November 15, 2017; and one-third (⅓) on November 15, 2018.

b)Performance Stock Units (“PSUs”) with a grant date accounting value of approximately One Million Dollars ($1,000,000). The PSUs would vest based on achievement of performance requirements as defined in the award’s grant agreement, with the same performance criteria as the PSUs awarded to the other members of the senior leadership team as a group by the Compensation Committee in the Q1 2016 equity cycle. If awarded, the Employee’s earned PSUs (assuming achievement of the performance criteria) would vest one-third (⅓) following certification by the Compensation Committee of the achievement of the performance criteria under the PSUs in Q1 2017; an additional one-third (⅓) would vest on November 15, 2017; and the final one-third (⅓) would vest on November 15, 2018.

c)Change in Control for RSUs: If the RSU award described in Section 1(a) is granted, it will contain a provision that will state that if a Change in Control of the Company occurs prior to the end of the Employment Period, and the Employee is terminated by the Company without Cause (as defined in the Company’s 2007 Long Term Incentive Plan or Inducement Equity Incentive Plan (the “Company Plan”, as applicable)) subsequent to the Change in Control but prior to the end of the Employment Period, then the vesting of the RSUs that have been granted shall accelerate and be paid out to Employee pursuant to the terms contained in the applicable Company Plan. “Change in Control” is defined in the applicable Company Plan.

d)     Change in Control for PSUs: If the PSU award described in Section 1(b) is granted, it will contain a provision that will state that in the event a Change in Control occurs before the end of a performance period, the performance objectives for the performance period will be deemed to have been achieved, and the PSUs will be converted to time-based RSUs and will vest on the schedule set forth above in Section 1(b). However, if Employee is terminated without Cause (as defined in the Company Plan) following the Change in Control and prior to the end of the Employment Period, then the vesting of the remaining converted RSUs shall accelerate and be paid out to Employee.

2.Future Grants: The management of the Company will recommend to the Compensation Committee that the Employee be granted equity awards in 2017 and 2018 with an aggregate accounting value of approximately Two Million Dollars ($2,000,000). The Compensation Committee has final authority over this award, and must issue final approval for them to be granted.

a)2017 Recommended Equity: Management of the Company will recommend an award of Performance Stock Units (“2017 Recommended Equity”) with a grant date accounting value of approximately One Million Dollars ($1,000,000). The PSUs would vest based on achievement of performance requirements as defined in the award’s grant agreement, with the same performance criteria as the PSUs awarded to other members of the senior leadership team as a group by the Compensation Committee in the 2017 equity cycle. The management of the Company will recommend (i) that the performance period is no longer than one year, and (ii) that the Employee’s earned PSUs (assuming achievement of the performance criteria) would vest one-half (½) following certification by the Compensation Committee of the achievement of the performance criteria under the PSUs in Q1 2018; and the final one-half (½) would vest on November 15, 2018.

In the event that both (i) Employee is actively employed by the Company and (ii) this 2017 Recommended Equity is not awarded in the 2017 Equity cycle, the Company agrees to make a cash payment, in lieu of the grant, in the amount of One Million Dollars ($1,000,000) less applicable withholding, one-half (½) to the Employee by the end of Q1 of 2018 and one-half (½) to Employee on November 15, 2018.

b)    2018 Recommended Equity: The management of the Company will recommend an award of Performance Stock Units (“2018 Recommended Equity”) with a grant date accounting value of approximately One Million Dollars ($1,000,000). The PSUs would vest based on achievement of performance requirements as defined in the award’s grant agreement, with the same performance criteria as the PSUs awarded to other members of the senior leadership team as a group by the Compensation Committee in the 2018 equity cycle. Management will recommend (i) that the performance period is no longer than one year, and (ii) that the Employee’s earned PSUs (assuming achievement of the performance criteria) would vest in full following certification by the Compensation Committee of the achievement of the performance criteria under the PSUs in Q1 2019.

In the event that both (i) Employee is actively employed by the Company and (ii) this 2018 Recommended Equity is not awarded in the 2018 Equity cycle, the Company agrees to make a cash payment, in lieu of the grant, in the amount of One Million Dollars ($1,000,000), less applicable withholding, to Employee by the end of Q1 of 2019.

c) Change in Control for PSUs. If the PSU awards described in Section 2(a) and/or 2(b) are granted, they will contain a provision that will state that in the event a Change in Control occurs before the end of the performance period, the performance objectives for the performance period will be deemed to have been achieved, and the PSUs will be converted to time-based RSUs and will vest on the schedule set forth above in Section 2. However, if Employee is terminated without Cause (as defined in the Company Plan) following the Change in Control and prior to the end of the Employment Period, then the vesting of the remaining converted RSUs shall accelerate and be paid out to Employee.

3.     The number of RSUs and target number of PSUs granted would be based upon the aforementioned accounting values which shall be determined by the closing market value of the stock on the date of grant. The proposed equity awards would be issued pursuant to a Company Plan or successor plan and our standard forms of agreement.

EXHIBIT B

INDEMNIFICATION AGREEMENT
This Indemnification Agreement (this “Agreement”), effective as of the 1st day of January, 2016, by and between Rackspace Hosting, Inc., a Delaware corporation (the “Company”), and Alex Pinchev, an individual (“Indemnitee”).
RECITALS
A.    Competent and experienced persons are reluctant to serve or to continue to serve as directors and officers of corporations or in other capacities unless they are provided with adequate protection through insurance or indemnification (or both) against claims against them arising out of their service and activities on behalf of the corporation.
B.    The current uncertainties relating to the availability of adequate insurance have increased the difficulty for corporations of attracting and retaining competent and experienced persons to serve in such capacity.
C.    The Board of Directors of the Company (the “Board of Directors”) has determined that the continuation of present trends in litigation will make it more difficult to attract and retain competent and experienced persons to serve as directors and officers of the Company, that this situation is detrimental to the best interests of the Company’s stockholders and that the Company should act to assure such persons that there will be increased certainty of adequate protection in the future.
D.    As a supplement to and in the furtherance of the Company’s Amended and Restated Certificate of Incorporation, as may be amended (the “Certificate”), and Amended and Restated By-laws, as may be amended (the “By-laws”), it is reasonable, prudent, desirable and necessary for the Company contractually to obligate itself to indemnify, and to pay in advance expenses on behalf of, officers and directors to the fullest extent permitted by law so that they will serve or continue to serve the Company free from concern that they will not be so indemnified and that their expenses will not be so paid in advance;
E.    This Agreement is not a substitute for, nor does it diminish or abrogate any rights of Indemnitee under, the Certificate and the By-laws or any resolutions adopted pursuant thereto (including any contractual rights of Indemnitee that may exist).
F.    Indemnitee is a director and/or officer of the Company and/or its subsidiaries and his or her willingness to continue to serve in such capacity is predicated, in substantial part, upon the Company’s willingness to indemnify him or her to the fullest extent permitted by the laws of the State of Delaware and upon the other undertakings set forth in this Agreement.

AGREEMENT
NOW, THEREFORE, in consideration of the premises and covenants contained herein, the Company and Indemnitee hereby agree as follows:
ARTICLE 1

Certain Definitions
Capitalized terms used but not otherwise defined in this Agreement have the meanings set forth below:
A “Change in Control” shall be deemed to occur upon the earliest to occur after the date of this Agreement of any of the following events:
(i)    Acquisition of Stock by Third Party. Any Person (as defined below) is or becomes the Beneficial Owner (as defined below), directly or indirectly, of securities of the Company representing twenty percent (20%) or more of the combined voting power of the Company’s then outstanding securities, provided that the foregoing shall not include any Person having such status prior to the consummation of the initial public offering of the Company’s securities unless after the initial public offering such Person is or becomes the Beneficial Owner, directly or indirectly, of additional securities of the Company representing in the aggregate an additional five percent (5%) or more of the combined voting power of the Company’s then outstanding securities;
(ii)    Change in Board Composition. During any period of two (2) consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Company’s board of directors, and any new directors (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in paragraphs (i), (iii) or (iv)) whose election by the board of directors or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (collectively, the “Incumbent Directors”), cease for any reason to constitute at least a majority of the members of the Company’s board of directors;
(iii)    Corporate Transactions. The effective date of a merger or consolidation of the Company with any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the surviving entity outstanding immediately after such merger or consolidation and with the power to elect at least a majority of the board of directors or other governing body of such surviving entity;
(iv)    Liquidation. The approval by the stockholders of the Company of a complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets; and
(v)    Other Events. Any other event of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or in response to any similar item on any similar schedule or form) promulgated under the Securities Exchange Act of 1934, as amended, whether or not the Company is then subject to such reporting requirement.
For purposes of this definition of “Change in Control”, the following terms shall have the following meanings:
“Person” shall have the meaning as set forth in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended; provided, however, that “Person” shall exclude (i) the Company, (ii) any trustee or other fiduciary holding securities under an employee benefit plan of the Company, and (iii) any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.
“Beneficial Owner” shall have the meaning given to such term in Rule 13d-3 under the Securities Exchange Act of 1934, as amended; provided, however, that “Beneficial Owner” shall exclude any Person otherwise becoming a Beneficial Owner by reason of (i) the stockholders of the Company approving a merger of the Company with another entity or (ii) the Company’s board of directors approving a sale of securities by the Company to such Person.

“Corporate Status” means the status of a person who is or was a director, officer, employee, partner, member, manager, trustee, fiduciary or agent of the Company or of any other Enterprise which such person is or was serving at the request of the Company. In addition to any service at the actual request of the Company, Indemnitee will be deemed, for purposes of this Agreement, to be serving or to have served at the request of the Company as a director, officer, employee, partner, member, manager, trustee, fiduciary or agent of another Enterprise if Indemnitee is or was serving as a director, officer, employee, partner, member, manager, fiduciary, trustee or agent of such Enterprise and (i) such Enterprise is or at the time of such service was a Controlled Affiliate, (ii) such Enterprise is or at the time of such service was an employee benefit plan (or related trust) sponsored on maintained by the Company or a Controlled Affiliate or (iii) the Company or a Controlled Affiliate directly or indirectly caused Indemnitee to be nominated, elected, appointed, designated, employed, engaged or selected to serve in such capacity.
“Controlled Affiliate” means any corporation, limited liability company, partnership, joint venture, trust or other Enterprise, whether or not for profit, that is directly or indirectly controlled by the Company. For purposes of this definition, the term “control” means the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of an Enterprise, whether through the ownership of voting securities, through other voting rights, by contract or otherwise; provided, however, that direct or indirect beneficial ownership of capital stock or other interests in an Enterprise entitling the holder to cast 30% or more of the total number of votes generally entitled to be cast in the election of directors (or persons performing comparable functions) of such Enterprise will be deemed to constitute “control” for purposes of this definition.
“Disinterested Director” means a director of the Company who is not and was not a party to the Proceeding in respect of which indemnification is sought by Indemnitee.
“Enterprise” means the Company and any other corporation, partnership, limited liability company, joint venture, employee benefit plan, trust or other entity or other enterprise of which Indemnitee is or was serving at the request of the Company in a Corporate Status.
“Expenses” means all attorney’s fees, disbursements and retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, fax transmission charges, secretarial services, delivery service fees and all other disbursements or expenses paid or incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, or otherwise participating in, a Proceeding, or in connection with seeking indemnification under this Agreement. Expenses will also include Expenses paid or incurred in connection with any appeal resulting from any Proceeding, including the premium, security for and other costs relating to any appeal bond or its equivalent. Expenses, however, will not include amounts paid in settlement by Indemnitee or the amount of judgments or fines against Indemnitee.
“Independent Counsel” means an attorney or firm of attorneys that is experienced in matters of corporation law and neither currently is, nor in the past five (5) years has been, retained to represent: (i) the Company or Indemnitee in any matter material to either such party (other than with respect to matters concerning the Indemnitee under this Agreement and/or the indemnification provisions of the Certificate or By-laws, or of other indemnitees under similar indemnification agreements), or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” does not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee’s rights under this Agreement.
“Losses” means any loss, liability, judgments, damages, amounts paid in settlement, fines (including excise taxes and penalties assessed with respect to employee benefit plans), penalties (whether civil, criminal or otherwise) and all interest, assessments and other charges paid or payable in connection with or in respect of any of the foregoing.

“Proceeding” means any threatened, pending or completed action, suit, claim, demand, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, whether formal or informal, including any and all appeals, whether brought by or in the right of the Company or otherwise, whether civil, criminal, administrative or investigative, whether formal or informal, and in each case whether or not commenced prior to the date of this Agreement, in which Indemnitee was, is or will be involved as a party or otherwise, by reason of or relating to Indemnitee’s Corporate Status and by reason of or relating to either (i) any action or alleged action taken by Indemnitee (or failure or alleged failure to act) or of any action or alleged action (or failure or alleged failure to act) on Indemnitee’s part, while acting in his or her Corporate Status or (ii) the fact that Indemnitee is or was serving at the request of the Company as director, officer, employee, partner, member, manager, trustee, fiduciary or agent of another Enterprise, in each case whether or not serving in such capacity at the time any Loss or Expense is paid or incurred for which indemnification or advancement of Expenses can be provided under this Agreement, except one initiated by Indemnitee to enforce his or her rights under this Agreement. For purposes of this definition, the term “threatened” will be deemed to include Indemnitee’s good faith belief that a claim or other assertion may lead to institution of a Proceeding.
References to “serving at the request of the Company” include any service as a director, officer, employee or agent of the Company which imposes duties on, or involves services by, such director, officer, employee or agent with respect to any employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he or she reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan will be deemed to have acted in a manner “not opposed to the best interests of the Company” as referred to under applicable law or in this Agreement.
ARTICLE 2
SERVICES TO THE COMPANY

2.1    Services to the Company. Indemnitee agrees to serve as a director of the Company. Indemnitee may at any time and for any reason resign from such position (subject to any other contractual obligation or any obligation imposed by operation of law), in which event the Company will have no obligation to continue to allow Indemnitee to serve in such position either pursuant to this Agreement or otherwise. This Agreement will not be construed as giving Indemnitee any right to be retained in the employ of the Company (or any other Enterprise).

ARTICLE 3
Indemnification

3.1     Company Indemnification. Except as otherwise provided in this Article 3, if Indemnitee was, is or becomes a party to, or was or is threatened to be made a party to, or was or is otherwise involved in, any Proceeding, the Company will indemnify and hold harmless Indemnitee to the fullest extent permitted by the Certificate, By-laws and applicable law, as the same exists or may hereafter be amended, interpreted or replaced (but in the case of any such amendment, interpretation or replacement, only to the extent that such amendment, interpretation or replacement permits the Company to provide broader indemnification rights than were permitted prior thereto), against any and all Expenses and Losses, and any federal, state, local or foreign taxes imposed as a result of the actual or deemed receipt of any payments under this Agreement, that are paid or incurred by Indemnitee in connection with such Proceeding. For purposes of this Agreement, the meaning of the phrase “to the fullest extent permitted by law” will include to the fullest extent permitted by Section 145 of the Delaware General Corporation Law (“DGCL”) or any section that replaces or succeeds Section 145 of the DGCL with respect to such matters.

3.2    Mandatory Indemnification if Indemnitee is Wholly or Partly Successful. Notwithstanding any other provision of this Agreement (other than Section 6.9), to the extent that Indemnitee has been successful, on the merits or otherwise, in defense of any Proceeding or any part thereof, the Company will indemnify Indemnitee against all Expenses that are paid or incurred by Indemnitee in connection therewith. If Indemnitee is not wholly successful in such Proceeding, but is successful, on the merits or otherwise, as to one or more but fewer than all claims, issues or matters in such Proceeding, the Company will indemnify and hold harmless Indemnitee against all Expenses paid or incurred by Indemnitee in connection with each successfully resolved claim, issue or matter on which Indemnitee was successful. For purposes of this Section 3.2, the termination of any Proceeding, or any claim, issue or matter in such Proceeding, by dismissal, settlement or a plea of nolo contendere with or without prejudice will be deemed to be a successful result as to such Proceeding, claim, issue or matter.

3.3    Indemnification for Expenses of a Witness. Notwithstanding any other provision of this Agreement, to the extent that Indemnitee is, by reason of his or her Corporate Status, a witness in any Proceeding to which Indemnitee is not a party, the Company will indemnify Indemnitee against all Expenses paid or incurred by Indemnitee on his or her behalf in connection therewith.

3.4    Exclusions. Notwithstanding any other provision of this Agreement, the Company will not be obligated under this Agreement to provide indemnification in connection with the following:

(a)Any Proceeding (or part of any Proceeding) initiated or brought voluntarily by Indemnitee against the Company or its directors, officers, employees or other indemnities, unless the Board of Directors has authorized or consented to the initiation of the Proceeding (or such part of any Proceeding); provided, however, that nothing in this Section 3.4(a) shall limit the right of Indemnitee to be indemnified under Section 8.4.

(b)For an accounting of profits made from the purchase and sale (or sale and purchase) by Indemnitee of securities of the Company within the meaning of Section 16(b) of the Exchange Act or any similar successor statute, provided that the foregoing shall not relieve the Company of its obligations to provide for an Expense Advance in accordance with Section 4.1 unless the party making the determination of entitlement to indemnification pursuant to Article 6 of this Agreement reasonably determines that Indemnitee clearly violated Section 16(b) and must disgorge the profits to the corporation. Notwithstanding anything to the contrary stated or implied in this Section 3.4(b), indemnification pursuant to this Agreement relating to any Proceeding against Indemnitee for an accounting of profits made from the purchase or sale by Indemnitee of securities of the Company pursuant to the provisions of Section 16(b) of the Exchange Act or similar provisions of any federal, state or local laws shall not be prohibited if Indemnitee ultimately establishes in any Proceeding that no recovery of such profits from Indemnitee is permitted under Section 16(b) of the Exchange Act or similar provisions of any federal, state or local laws.

ARTICLE 4
Advancement of Expenses

4.1    Expense Advances. Except as set forth in Section 4.2, the Company will, if requested by Indemnitee, advance, to the fullest extent permitted by law, to Indemnitee (hereinafter an “Expense Advance”) any and all Expenses paid or incurred by Indemnitee in connection with any Proceeding (whether prior to or after its final disposition). Indemnitee’s right to each Expense Advance will not be subject to the satisfaction of any standard of conduct and will be made without regard to Indemnitee’s ultimate entitlement to indemnification under the other provisions of this Agreement, or under provisions of the Certificate or By-laws or otherwise. Each Expense Advance will be unsecured and interest free and will be made by the Company without regard to Indemnitee’s ability to repay the Expense Advance. The Indemnitee shall qualify for Expense Advances upon the execution and delivery to the Company of this Agreement, which shall constitute an undertaking providing that the Indemnitee undertakes to the fullest extent permitted by law, by or on behalf of Indemnitee, to repay such Expense Advance if it is ultimately determined, by final decision by a court or arbitrator, as applicable, from which there is no further right to appeal, that Indemnitee is not entitled to be indemnified for such Expenses under the Certificate, By-laws, the DGCL, this Agreement or otherwise. No other form of undertaking shall be required other than the execution of this Agreement. An Expense eligible for an Expense Advance will include any and all reasonable Expenses incurred pursuing an action to enforce the right of advancement provided for in this Article 4, including Expenses incurred preparing and forwarding statements to the Company to support the Expense Advances claimed.

4.2    Exclusions. Indemnitee will not be entitled to any Expense Advance in connection with any of the matters for which indemnity is excluded pursuant to Section 3.4.

4.3    Timing. An Expense Advance pursuant to Section 4.1 will be made within five business days after the receipt by the Company of a written statement or statements from Indemnitee requesting such Expense Advance (which statement or statements will include, if requested by the Company, reasonable detail underlying the Expenses for which the Expense Advance is requested), whether such request is made prior to or after final disposition of such Proceeding.

ARTICLE 5
Contribution in the Event of Joint Liability

5.1    Contribution by Company. To the fullest extent permitted by law, if the indemnification provided for in this Agreement is unavailable to Indemnitee for any reason whatsoever, the Company, in lieu of indemnifying Indemnitee, will contribute to the amount of Expenses and Losses incurred or paid by Indemnitee in connection with any Proceeding in proportion to the relative benefits received by the Company and all officers, directors and employees of the Company other than Indemnitee who are jointly liable with Indemnitee (or would be if joined in such Proceeding), on the one hand, and Indemnitee, on the other hand, from the transaction from which such Proceeding arose; provided, however, that the proportion determined on the basis of relative benefit may, to the extent necessary to conform to law, be further adjusted by reference to the relative fault of the Company and all officers, directors and employees of the Company other than Indemnitee who are jointly liable with Indemnitee (or would be if joined in such Proceeding), on the one hand, and Indemnitee, on the other hand, in connection with the events that resulted in such Expenses and Losses, as well as any other equitable considerations which applicable law may require to be considered. The relative fault of the Company and all officers, directors and employees of the Company other than Indemnitee who are jointly liable with Indemnitee (or would be if joined in such Proceeding), on the one hand, and Indemnitee, on the other hand, will be determined by reference to, among other things, the degree to which their actions were motivated by intent to gain personal profit or advantage, the degree to which their liability is primary or secondary, and the degree to which their conduct was active or passive.

5.2    Indemnification for Contribution Claims by Others. To the fullest extent permitted by law, the Company will fully indemnify and hold Indemnitee harmless from any claims of contribution which may be brought by other officers, directors or employees of the Company who may be jointly liable with Indemnitee for any Loss or Expense arising from a Proceeding.

ARTICLE 6
Procedures and Presumptions for the
Determination of Entitlement to Indemnification

6.1    Notification of Claims; Request for Indemnification. Indemnitee agrees to notify promptly the Company in writing of any claim made against Indemnitee for which indemnification will or could be sought under this Agreement; provided, however, that a delay in giving such notice will not deprive Indemnitee of any right to be indemnified under this Agreement unless, and then only to the extent that, the Company did not otherwise learn of the Proceeding and such delay is materially prejudicial to the Company’s ability to defend such Proceeding; and, provided, further, that notice will be deemed to have been given without any action on the part of Indemnitee in the event the Company is a party to the same Proceeding. The omission to notify the Company will not relieve the Company from any liability for indemnification which it may have to Indemnitee otherwise than under this Agreement. Indemnitee may deliver to the Company a written request to have the Company indemnify and hold harmless Indemnitee in accordance with this Agreement. Subject to Section 6.9, such request may be delivered from time to time and at such time(s) as Indemnitee deems appropriate in his or her sole discretion. Following such a written request for indemnification, Indemnitee’s entitlement to indemnification shall be determined according to Section 6.2. The Secretary of the Company will, promptly upon receipt of such a request for indemnification, advise the Board of Directors in writing that Indemnitee has requested indemnification. The Company will be entitled to participate in any Proceeding at its own expense.

6.2    Determination of Right to Indemnification. Upon written request by Indemnitee for indemnification pursuant to Section 6.1 hereof with respect to any Proceeding, a determination, if, but only if, required by applicable law, with respect to Indemnitee’s entitlement thereto will be made by one of the following, at the election of Indemnitee: (1) so long as there are Disinterested Directors with respect to such Proceeding, a majority vote of the Disinterested Directors, even though less than a quorum of the Board of Directors, (2) so long as there are Disinterested Directors with respect to such Proceeding, a committee of such Disinterested Directors designated by a majority vote of such Disinterested Directors, even though less than a quorum of the Board of Directors or (3) Independent Counsel in a written opinion delivered to the Board of Directors, a copy of which will also be delivered to Indemnitee. The election by Indemnitee to use a particular person, persons or entity to make such determination is to be included in the written request for indemnification submitted by Indemnitee (and if no election is made in the request it will be assumed that Indemnitee has elected the Independent Counsel to make such determination). The person, persons or entity chosen to make a determination under this Agreement of the Indemnitee’s entitlement to indemnification will act reasonably and in good faith in making such determination. Nothing in this Agreement shall require any determination of entitlement to indemnification to be made prior to the final disposition of any Proceeding.

6.3    Selection of Independent Counsel. If the determination of entitlement to indemnification pursuant to Section 6.2 will be made by an Independent Counsel, the Independent Counsel will be selected as provided in this Section 6.3. The Independent Counsel will be selected by Indemnitee (unless Indemnitee requests that such selection be made by the Board of Directors, in which event the immediately following sentence will apply) and Indemnitee will give written notice to the Company advising it of the identity of the Independent Counsel so selected. If the Independent Counsel is selected by the Board of Directors, the Company will give written notice to Indemnitee advising him or her of the identity of the Independent Counsel so selected. In either event, Indemnitee or the Company, as the case may be, may, within ten days after such written notice of selection is given, deliver to the Company or to Indemnitee, as the case may be, a written objection to such selection; provided, however, that such objection may be asserted only on the ground that the Independent Counsel so selected does not meet the requirements of “Independent Counsel” as defined in this Agreement, and the objection will set forth with particularity the factual basis of such assertion. Absent a proper and timely objection, the person so selected will act as Independent Counsel. If a written objection is made and substantiated, the Independent Counsel selected may not serve as Independent Counsel unless and until such objection is withdrawn or a court has determined that such objection is without merit. If, within 30 days after submission by Indemnitee of a written request for indemnification pursuant to Section 6.1, no Independent Counsel is selected, or an Independent Counsel for which an objection thereto has been properly made remains unresolved, either the Company or Indemnitee may petition the Court of Chancery of the State of Delaware or other court of competent jurisdiction for resolution of any objection which has been made by the Company or Indemnitee to the other’s selection of Independent Counsel and/or for the appointment as Independent Counsel of a person selected by the court or by such other person as the court may designate, and the person with respect to whom all objections are so resolved or the person so appointed will act as Independent Counsel under Section 6.2. The Company will pay any and all fees and expenses incurred by such Independent Counsel in connection with acting pursuant to Section 6.2 hereof, and the Company will pay all fees and expenses incident to the procedures of this Section 6.3, regardless of the manner in which such Independent Counsel was selected or appointed.

6.4    Burden of Proof. In making a determination with respect to entitlement to indemnification hereunder, the person, persons or entity making such determination will presume that Indemnitee is entitled to indemnification under this Agreement. Anyone seeking to overcome this presumption will have the burden of proof and the burden of persuasion, by clear and convincing evidence. In making a determination with respect to entitlement to indemnification hereunder which under this Agreement, the Certificate, By-laws or applicable law requires a determination of Indemnitee’s good faith and/or whether Indemnitee acted in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Company, the person, persons or entity making such determination will presume that Indemnitee has at all times acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company. Anyone seeking to overcome this presumption will have the burden of proof and the burden of persuasion, by clear and convincing evidence. Indemnitee will be deemed to have acted in good faith if Indemnitee’s action with respect to a particular Enterprise is based on the records or books of account of such Enterprise, including financial statements, or on information supplied to Indemnitee by the officers of such Enterprise in the course of their duties, or on the advice of legal counsel for such Enterprise or on information or records given or reports made to such Enterprise by an independent certified public accountant or by an appraiser or other expert selected by such Enterprise; provided, however this sentence will not be deemed to limit in any way the other circumstances in which Indemnitee may be deemed to have met such standard of conduct. In addition, the knowledge and/or actions, or failure to act, of any other director, officer, agent or employee of such Enterprise will not be imputed to Indemnitee for purposes of determining the right to indemnification under this Agreement.

6.5    No Presumption in Absence of a Determination or As Result of an Adverse Determination; Presumption Regarding Success. Neither the failure of any person, persons or entity chosen to make a determination as to whether Indemnitee has met any particular standard of conduct or had any particular belief to make such determination, nor an actual determination by such person, persons or entity that Indemnitee has not met such standard of conduct or did not have such belief, prior to or after the commencement of legal proceedings by Indemnitee to secure a judicial determination that Indemnitee should be indemnified under this Agreement under applicable law, will be a defense to Indemnitee’s claim or create a presumption that Indemnitee has not met any particular standard of conduct or did not have any particular belief. In addition, the termination of any Proceeding by judgment, order, settlement (whether with or without court approval) or conviction, or upon a plea of nolo contendere, or its equivalent, will not create a presumption that Indemnitee did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by this Agreement or applicable law. In the event that any Proceeding to which Indemnitee is a party is resolved in any manner other than by final adverse judgment (as to which all rights of appeal therefrom have been exhausted or lapsed) against Indemnitee (including, without limitation, settlement of such Proceeding with or without payment of money or other consideration) it will be presumed that Indemnitee has been successful on the merits or otherwise in such Proceeding. Anyone seeking to overcome this presumption will have the burden of proof and the burden of persuasion, by clear and convincing evidence.

6.6    Timing of Determination. The Company will use its reasonable best efforts to cause any determination required to be made pursuant to Section 6.2 to be made as promptly as practicable after Indemnitee has submitted a written request for indemnification pursuant to Section 6.1. If the person, persons or entity chosen to make a determination does not make such determination within 30 days after the later of the date (a) the Company receives Indemnitee’s request for indemnification pursuant to Section 6.1 and (b) on which an Independent Counsel is selected pursuant to Section 6.3, if applicable (and all objections to such person, if any, have been resolved), the requisite determination of entitlement to indemnification will be deemed to have been made and Indemnitee will be entitled to such indemnification, so long as (i) Indemnitee has fulfilled his or her obligations pursuant to Section 6.8 and (ii) such indemnification is not prohibited under applicable law; provided, however, that such 30 day period may be extended for a reasonable time, not to exceed an additional 15 days, if the person, persons or entity making the determination with respect to entitlement to indemnification in good faith requires such additional time for the obtaining of or evaluating of documentation and/or information relating thereto.

6.7    Timing of Payments. All payments of Expenses, including any Expense Advance, and other amounts by the Company to the Indemnitee pursuant to this Agreement will be made as soon as practicable after a written request or demand therefor by Indemnitee is presented to the Company, but in no event later than 10 days after (i) such demand is presented or (ii) such later date as a determination of entitlement to indemnification is made in accordance with Section 6.6, if applicable; provided, however, that an Expense Advance will be made within the time provided in Section 4.3 hereof. Interest shall be paid by the Company to Indemnitee at the legal rate under Delaware law for amounts which the Company indemnifies or is obliged to indemnify for the period commencing with the date on which Indemnitee requests indemnification, contribution, reimbursement or advancement of any Expenses and ending with the date on which such payment is made to Indemnitee by the Company.

6.8    Cooperation. Indemnitee will cooperate with the person, persons or entity making a determination with respect to Indemnitee’s entitlement to indemnification, including providing to such person, persons or entity, upon reasonable advance request, any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnitee and reasonably necessary to such determination. Any Expenses incurred by Indemnitee in so cooperating with the person, persons or entity making such determination will be borne by the Company (irrespective of the determination as to Indemnitee’s entitlement to indemnification) and the Company will indemnify Indemnitee therefor and will hold Indemnitee harmless therefrom.

6.9    Time for Submission of Request. Indemnitee will be required to submit any request for Indemnification pursuant to this Article 6 within a reasonable time, not to exceed two years, after any judgment, order, settlement, dismissal, arbitration award, conviction, acceptance of a plea of nolo contendere (or its equivalent) or other full or partial final determination or disposition of the Proceeding (with the latest date of the occurrence of any such event to be considered the commencement of the two year period).

6.10    Trust Deposit on a Change in Control. In the event of a Change in Control, the Company shall, upon written request by Indemnitee, create a trust for the benefit of the Indemnitee and from time to time upon written request of Indemnitee shall fund the trust in an amount sufficient to satisfy any and all Expenses reasonably anticipated at the time of each such request to be incurred in connection with investigating, preparing for, participating in, and/or defending any Proceeding relating to an event giving rise to indemnification hereunder. The amount or amounts to be deposited in the trust pursuant to the foregoing funding obligation shall be determined by the Independent Counsel. The terms of the trust shall provide that (i) the trust shall not be revoked or the principal thereof invaded without the written consent of the Indemnitee, (ii) the trustee shall advance, within thirty (30) days of a request by the Indemnitee, any and all Expenses to the Indemnitee (and the Indemnitee hereby agrees to reimburse the trust under the same circumstances for which the Indemnitee would be required to reimburse the Company under Section 4.1) of this Agreement), (iii) the trust shall continue to be funded by the Company in accordance with the funding obligation set forth above, (iv) the trustee shall promptly pay to the Indemnitee all amounts for which the Indemnitee shall be entitled to indemnification pursuant to this Agreement and (v) all unexpended funds in the trust shall revert to the Company upon a final determination by the Independent Counsel or a court of competent jurisdiction, as the case may be, that the Indemnitee has been fully indemnified under the terms of this Agreement. The trustee shall be chosen by the Indemnitee. Nothing in this Section 6.10 shall relieve the Company of any of its obligations under this Agreement. All income earned on the assets held in the trust shall be reported as income by the Company for federal, state, local and foreign tax purposes. The Company shall pay all costs of establishing and maintaining the trust and shall indemnify the trustee against any and all expenses (including attorneys’ fees), claims, liabilities, loss and damages arising out of or relating to this Agreement or the establishment and maintenance of the trust.

ARTICLE 7
Liability Insurance

7.1    Company Insurance. Subject to Section 7.3, for the duration of Indemnitee’s service as a director and/or officer of the Company, and thereafter for so long as Indemnitee shall be subject to any pending or possible Proceeding, the Company shall use commercially reasonable efforts (taking into account the scope and amount of coverage available relative to the cost thereof) to cause to be maintained in effect policies of directors’ and officers’ liability insurance providing coverage for directors and/or officers of the Company that is at least substantially comparable in scope and amount to that provided by the Company’s current policies of directors’ and officers’ liability insurance. The minimum AM Best rating for the insurance carriers of such insurance carrier shall be not less than A- VI. At the Indemnitee’s request (provided that Indemnitee is a director of the Company), the Company shall arrange an annual review of the directors’ and officers’ liability insurance coverage by an independent insurance adviser, with all fees and charges arising from such review to be met by the Company. If the Indemnitee is a director of the Company, the Company shall provide Indemnitee with a copy of all directors’ and officers’ liability insurance applications, binders, policies, declarations, endorsements and other related materials, and shall provide Indemnitee with a reasonable opportunity to review and comment on the same. Without limiting the generality or effect of the requirement to use commercially reasonable efforts to obtain insurance and give directors and chance to review the proposal, the Company shall not discontinue or significantly reduce the scope or amount of coverage from one policy period to the next (i) without the prior approval thereof by a majority vote of the Incumbent Directors, even if less than a quorum, or (ii) if at the time that any such discontinuation or significant reduction in the scope or amount of coverage is proposed there are no Incumbent Directors, without the prior written consent of Indemnitee (which consent shall not be unreasonably withheld or delayed).

7.2    Notice to Insurers. If, at the time of receipt by the Company of a notice from any source of a Proceeding as to which Indemnitee is a party or participant, the Company will give prompt notice of such Proceeding to the insurers in accordance with the procedures set forth in the respective policies, and the Company will provide Indemnitee with a copy of such notice and copies of all subsequent correspondence between the Company and such insurers related thereto. The Company will thereafter take all necessary or desirable actions to cause such insurers to pay, on behalf of Indemnitee, all amounts payable as a result of such Proceeding in accordance with the terms of such policies.

7.3    Insurance Not Required. Notwithstanding Section 7.1, the Company will have no obligation to obtain or maintain the insurance contemplated by Section 7.1 if the Board of Directors determines in good faith that such insurance is not reasonably available, if the premium costs for such insurance are disproportionately high compared to the amount of coverage provided, or if the coverage provided by such insurance is limited by exclusions so as to provide an insufficient benefit. The Company will promptly notify Indemnitee of any such determination not to provide insurance coverage. Notwithstanding the foregoing, in the event of a Change in Control, the Company shall maintain in force any and all insurance policies then maintained by the Company in providing insurance--directors’ and officers’ liability, fiduciary, employment practices or otherwise--in respect of Indemnitee, for a period of six years thereafter, which policies shall be placed by the applicable broker who initially placed each respective policy then in place at the time of such Change in Control.

ARTICLE 8
Remedies of Indemnitee

8.1    Action by Indemnitee. In the event that (i) a determination is made pursuant to Article 6 of this Agreement that Indemnitee is not entitled to indemnification under this Agreement, (ii) an Expense Advance is not timely made pursuant to Section 4.3 of this Agreement, (iii) no determination of entitlement to indemnification is made within the applicable time periods specified in Section 6.6 or (iv) payment of indemnified amounts is not made within the applicable time periods specified in Section 6.7, Indemnitee will be entitled to an adjudication in an appropriate court of the State of Delaware, or in any other court of competent jurisdiction, of his or her entitlement to such indemnification or payment of an Expense Advance. Alternatively, Indemnitee, at Indemnitee’s option, may seek an award in arbitration to be conducted by a single arbitrator pursuant to the Commercial Arbitration Rules of the American Arbitration Association. The provisions of Delaware law (without regard to its conflict of laws rules) will apply to any such arbitration. The Company will not oppose Indemnitee’s right to seek any such adjudication or award in arbitration.

8.2    De Novo Review if Prior Adverse Determination. In the event that a determination is made pursuant to Article 6 that Indemnitee is not entitled to indemnification, any judicial proceeding or arbitration commenced pursuant to this Article 8 will be conducted in all respects as a de novo trial or arbitration, as applicable, on the merits and Indemnitee will not be prejudiced by reason of that adverse determination. In any judicial proceeding or arbitration commenced pursuant to this Article 8, Indemnitee will be presumed to be entitled to indemnification under this Agreement, the Company will have the burden of proving Indemnitee is not entitled to indemnification and the Company may not refer to or introduce evidence of any determination pursuant to Article 6 adverse to Indemnitee for any purpose. If Indemnitee commences a judicial proceeding or arbitration pursuant to this Article 8, Indemnitee will not be required to reimburse the Company for any Expense Advance made pursuant to Article 4 until a final determination is made with respect to Indemnitee’s entitlement to indemnification (as to which all rights of appeal have been exhausted or lapsed).

8.3    Company Bound by Favorable Determination by Reviewing Party. If a determination is made that Indemnitee is entitled to indemnification pursuant to Article 6, the Company will be bound by such determination in any judicial proceeding or arbitration commenced pursuant to this Article 8, absent (i) a misstatement by Indemnitee of a material fact or an omission of a material fact necessary to make Indemnitee’s statements in connection with the request for indemnification not materially misleading or (ii) a prohibition of such indemnification under law.

8.4    Company Bears Expenses if Indemnitee Seeks Adjudication. In the event that Indemnitee, pursuant to this Article 8, seeks a judicial adjudication or arbitration of his or her rights under, or to recover damages for breach of, this Agreement, any other agreement for indemnification, the indemnification or advancement of expenses provisions in the Certificate or By-laws, payment of Expenses in advance or contribution hereunder or to recover under any director and officer liability insurance policies maintained by the Company, the Company will, to the fullest extent permitted by law, indemnify and hold harmless Indemnitee against any and all Expenses which are paid or incurred by Indemnitee in connection with such judicial adjudication or arbitration, regardless of whether Indemnitee ultimately is determined to be entitled to such indemnification, payment of Expenses in advance or contribution or insurance recovery. In addition, if requested by Indemnitee, the Company will (within five days after receipt by the Company of the written request therefor), pay as an Expense Advance such Expenses, to the fullest extent permitted by law.

8.5    Company Bound by Provisions of this Agreement. The Company will be precluded from asserting in any judicial or arbitration proceeding commenced pursuant to this Article 8 that the procedures and presumptions of this Agreement are not valid, binding and enforceable and will stipulate in any such judicial or arbitration proceeding that the Company is bound by all the provisions of this Agreement.

ARTICLE 9
Non-Exclusivity, Subrogation; No Duplicative Payments;
More Favorable Terms; INFORMATION SHARING

9.1    Non-Exclusivity. The rights of indemnification and to receive Expense Advances as provided by this Agreement will not be deemed exclusive of any other rights to which Indemnitee may at any time be entitled under applicable law, the Certificate, the By-laws, any agreement, a vote of stockholders, a resolution of the directors or otherwise. To the extent Indemnitee otherwise would have any greater right to indemnification or payment of any advancement of Expenses under any other provisions under applicable law, the Certificate, By-laws, any agreement, vote of stockholders, a resolution of directors or otherwise, Indemnitee will be entitled under this Agreement to such greater right. No amendment, alteration or repeal of this Agreement or of any provision hereof limits or restricts any right of Indemnitee under this Agreement in respect of any action taken or omitted by such Indemnitee prior to such amendment, alteration or repeal. To the extent that a change in the DGCL, whether by statute or judicial decision, permits greater indemnification than would be afforded currently under the Certificate, By-laws and this Agreement, it is the intent of the parties hereto that Indemnitee enjoy by this Agreement the greater benefits so afforded by such change. No right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right and remedy will be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, will not prevent the concurrent assertion or employment of any other right or remedy.

9.2    Subrogation. In the event of any payment by the Company under this Agreement, the Company will be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee with respect thereto and Indemnitee will execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit to enforce such rights (it being understood that all of Indemnitee’s reasonable Expenses related thereto will be borne by the Company).

9.3    No Duplicative Payments. The Company will not be liable under this Agreement to make any payment of amounts otherwise indemnifiable (or any Expense for which advancement is provided) hereunder if and to the extent that Indemnitee has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise. The Company’s obligation to indemnify or advance Expenses hereunder to Indemnitee in respect of Proceedings relating to Indemnitee’s service at the request of the Company as a director, officer, employee, partner, member, manager, trustee, fiduciary or agent of any other Enterprise will be reduced by any amount Indemnitee has actually received as indemnification or advancement of Expenses from such other Enterprise.

9.4    Information. If the Indemnitee is the subject of or is implicated in any way during an investigation, whether formal or informal, the Company shall share with Indemnitee any information it has furnished to any third parties concerning the investigation provided that Indemnitee continues to serve as a director or officer of the Company at the time such information is so furnished.

9.5    Period of Limitations. No legal action shall be brought and no cause of action shall be asserted by or in the right of the Company against Indemnitee, Indemnitee’s estate, spouse, heirs, executors or personal or legal representatives after the expiration of two years from the date of accrual of such cause of action, and any claim or cause of action of the Company shall be extinguished and deemed released unless asserted by the timely filing of a legal action within such two-year period; provided, however, that if any shorter period of limitations is otherwise applicable to any such cause of action, such shorter period shall govern.

ARTICLE 10
Defense of PROCEEDINGS

10.1    Company Assuming the Defense. Subject to Section 10.3 below, in the event the Company is obligated to pay in advance the Expenses of any Proceeding pursuant to Article 4, the Company will be entitled, by written notice to Indemnitee, to assume the defense of such Proceeding, with counsel approved by Indemnitee, which approval will not be unreasonably withheld. The Company will identify the counsel it proposes to employ in connection with such defense as part of the written notice sent to Indemnitee notifying Indemnitee of the Company’s election to assume such defense, and Indemnitee will be required, within ten days following Indemnitee’s receipt of such notice, to inform the Company of its approval of such counsel or, if it has objections, the reasons therefor. If such objections cannot be resolved by the parties, the Company will identify alternative counsel, which counsel will also be subject to approval by Indemnitee in accordance with the procedure described in the prior sentence.

10.2    Right of Indemnitee to Employ Counsel. Following approval of counsel by Indemnitee pursuant to Section 10.1 and retention of such counsel by the Company, the Company will not be liable to Indemnitee under this Agreement for any fees and expenses of counsel subsequently incurred by Indemnitee with respect to the same Proceeding; provided, however, that if, under applicable laws and rules of attorney professional conduct, there exists a potential, but not actual, conflict of interest between the Company (or any other person or persons included in a joint defense) and Indemnitee in the conduct of the defense or representation by such counsel retained by the Company and Indemnitee, the Company’s indemnification and expense advancement obligations to Indemnitee under this Agreement shall include reasonable legal fees and reasonable costs incurred by Indemnitee for separate counsel retained by Indemnitee to monitor the litigation; provided, further, that if such counsel retained by Indemnitee reasonably concludes that there is an actual conflict between the Company (or any other person or persons included in a joint defense) and Indemnitee in the conduct of such defense or representation by such counsel retained by the Company, such counsel may assume Indemnitee’s defense in such proceeding. The existence of an actual or potential conflict, and whether any such conflict may be waived, shall be determined pursuant to the rules of attorney professional conduct and applicable law.

10.3    Company Not Entitled to Assume Defense. Notwithstanding Section 10.1, the Company will not be entitled to assume the defense of any Proceeding brought by or on behalf of the Company or any Proceeding as to which Indemnitee has reasonably made the conclusion provided for in Section 10.2(b)(ii).

ARTICLE 11
Settlement

11.1    Company Bound by Provisions of this Agreement. Notwithstanding anything in this Agreement to the contrary, the Company will have no obligation to indemnify Indemnitee under this Agreement for any amounts paid in settlement of any Proceeding effected without the Company’s prior written consent.

11.2    When Indemnitee’s Prior Consent Required. The Company will not, without the prior written consent of Indemnitee, consent to the entry of any judgment against Indemnitee or enter into any settlement or compromise which (i) includes an admission of fault of Indemnitee, any non-monetary remedy imposed on Indemnitee or a Loss for which Indemnitee is not wholly indemnified hereunder or (ii) with respect to any Proceeding with respect to which Indemnitee may be or is made a party or a participant or may be or is otherwise entitled to seek indemnification hereunder, does not include, as an unconditional term thereof, the full release of Indemnitee from all liability in respect of such Proceeding, which release will be in form and substance reasonably satisfactory to Indemnitee. Neither the Company nor Indemnitee will unreasonably withhold its consent to any proposed settlement; provided, however, Indemnitee may withhold consent to any settlement that does not provide a full and unconditional release of Indemnitee from all liability in respect of such Proceeding.

ARTICLE 12
Duration of Agreement

12.1    Duration of Agreement. This Agreement will continue until and terminate upon the latest of (a) the statute of limitations applicable to any claim that could be asserted against an Indemnitee with respect to which Indemnitee may be entitled to indemnification and/or an Expense Advance under this Agreement, (b) ten years after the date that Indemnitee has ceased to serve as a director or officer of the Company or as a director, officer, employee, partner, member, manager, fiduciary or agent of any other Enterprise which Indemnitee served at the request of the Company, or (c) if, at the later of the dates referred to in (a) and (b) above, there is pending a Proceeding in respect of which Indemnitee is granted rights of indemnification or the right to an Expense Advance under this Agreement or a Proceeding commenced by Indemnitee pursuant to Article 8 of this Agreement, one year after the final termination of such Proceeding, including any and all appeals.

ARTICLE 13
Miscellaneous

13.1    Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the parties, written or oral, to the extent they relate in any way to the subject matter hereof; provided, however, it is agreed that the provisions contained in this Agreement are a supplement to, and not a substitute for, any provisions regarding the same subject matter contained in the Certificate, the By-laws and any employment or similar agreement between the parties.

13.2    Assignment; Binding Effect; Third Party Beneficiaries. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other party and any such assignment by a party without prior written approval of the other parties will be deemed invalid and not binding on such other parties; provided, however, that the Company may assign all (but not less than all) of its rights, obligations and interests hereunder to any direct or indirect successor to all or substantially all of the business or assets of the Company by purchase, merger, consolidation or otherwise and will cause such successor to be bound by and expressly assume the terms and provisions hereof. All of the terms, agreements, covenants, representations, warranties and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties and their respective successors, permitted assigns, heirs, executors and personal and legal representatives. There are no third party beneficiaries having rights under or with respect to this Agreement. The Company shall require and cause any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all, substantially all or a substantial part, of the business and/or assets of the Company, by written agreement in form and substance reasonably satisfactory to the Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. The indemnification provided under this Agreement shall continue as to Indemnitee for any action taken or not taken while serving in an indemnified capacity pertaining to any indemnifiable event hereunder even though Indemnitee may have ceased to serve in such capacity at the time of any Proceeding.

13.3    Notices. All notices, requests and other communications provided for or permitted to be given under this Agreement must be in writing and be given by personal delivery, by certified or registered United States mail (postage prepaid, return receipt requested), by a nationally recognized overnight delivery service for next day delivery, or by facsimile transmission, as follows (or to such other address as any party may give in a notice given in accordance with the provisions hereof):

If to Company:

Rackspace
One Fanatical Place
San Antonio, Texas 78218
Attention: General Counsel
Facsimile: (210) 312-4848

If to Indemnitee:

Name:
Address:
Facsimile:

All notices, requests or other communications will be effective and deemed given only as follows: (i) if given by personal delivery, upon such personal delivery, (ii) if sent by certified or registered mail, on the fifth business day after being deposited in the United States mail, (iii) if sent for next day delivery by overnight delivery service, on the date of delivery as confirmed by written confirmation of delivery, (iv) if sent by facsimile, upon the transmitter’s confirmation of receipt of such facsimile transmission, except that if such confirmation is received after 5:00 p.m. (in the recipient’s time zone) on a business day, or is received on a day that is not a business day, then such notice, request or communication will not be deemed effective or given until the next succeeding business day. Notices, requests and other communications sent in any other manner, including by electronic mail, will not be effective.
13.4    Specific Performance; Remedies. Each party acknowledges and agrees that the other party would be damaged irreparably if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Accordingly, the parties will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and its provisions in any action or proceeding instituted in any state or federal court sitting in San Antonio, Texas having jurisdiction over the parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity. Except as expressly provided herein, the rights, obligations and remedies created by this Agreement are cumulative and in addition to any other rights, obligations or remedies otherwise available at law or in equity. Except as expressly provided herein, nothing herein will be considered an election of remedies.

13.5    Headings. The article and section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

13.6    Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law principles.

13.7    Amendment. This Agreement may not be amended or modified except by a writing signed by all of the parties.

13.8    Extensions; Waivers. Any party may, for itself only, (i) extend the time for the performance of any of the obligations of any other party under this Agreement, (ii) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any such extension or waiver will be valid only if set forth in a writing signed by the party to be bound thereby. No waiver by any party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent such occurrence. Neither the failure nor any delay on the part of any party to exercise any right or remedy under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right or remedy preclude any other or further exercise of the same or of any other right or remedy.

13.9    Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof; provided that if any provision of this Agreement, as applied to any party or to any circumstance, is judicially determined not to be enforceable in accordance with its terms, the parties agree that the court judicially making such determination may modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its modified form, such provision will then be enforceable and will be enforced.

13.10    Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. This Agreement will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, which delivery may be made by exchange of copies of the signature page by facsimile transmission.

13.11    Construction. Any reference to any law will be deemed also to refer to such law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The parties intend that each representation, warranty, and covenant contained herein will have independent significance. If any party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached will not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant. Time is of the essence in the performance of this Agreement.

RACKSPACE HOSTING, INC.

By:	/s/ William Taylor Rhodes
Name:	William Taylor Rhodes
Title:	President & Chief Executive Officer

INDEMNITEE

By:	/s/ Alex Pinchev
Name:	Alex Pinchev